EXHIBIT 10.4

                    AS TRANSLATED FROM THE ORIGINAL CHINESE.


                              TIANJIN INTERNATIONAL
                                  CLUB & HOTEL

                              ECONOMIC & TECHNOLOGY
                               DEVELOPMENT ZONE OF
                                    TIANJIN



                        OPERATION AND MANAGEMENT CONTRACT









                                  CHINA TIANJIN


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                                    CONTENTS

Chapter 1    General Principles
Chapter 2    Facilities and Scope of Committed Operation and Management Contract
Chapter 3    Responsibilities and Scope of the Management Company
Chapter 4    Commitments and Guarantees of the Management Company
Chapter 5    Rights and Responsibilities of the Property Owner
Chapter 6    Rights Guaranteed to the Members of the Hotel
Chapter 7    Financial and Operational Management
Chapter 8    Human Resources Management
Chapter 9    Responsibilities on Breaches and Termination of Contract
Chapter 10   Supplementary Rules

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CHAPTER 1   GENERAL PRINCIPLES

According to the Laws and Statutes of the People's Republic of China, Tianjin Teda International Hotels Development Company Limited ("the Property Owner") located at the Economic and Technology Development Zone of the People's Republic of China and Teda Hotels Management Company Limited ("the Management Company"), after friendly negotiations, agreed to appoint the Management Company who shall be solely responsible for the management matters of the Tianjin International Club and Hotel ("the Club and Hotel"). The two parties agreed to terms and conditions as stated in this contract.

Rule 1: The Property Owner agreed to appoint the Management Company who will be solely responsible for all management matters for the Club and Hotel under its authorization according to terms and responsibilities listed in this contract. The Management Company agreed to accept the appointment by the Property Owner according to the terms and responsibilities listed in this contract.

Rule 2: The objective of the Property Owner is to benefit from the management methods and experience of the Management Company in elevating and meeting the Hotel's services quality, establishing the management methods and deriving satisfactory economic returns through the appointment.

Rule 3: The parties recognize that the Management Company shall not change the nature of the Hotel as well as the property ownership of the Property Owner.

Rule 4: The Management Company shall manage the Hotel thoroughly in accordance with the terms and conditions during the management period.

Rule 5: During the management period stated in this contract, the Property Owner shall have 100% of the property ownership of the Hotel, including all its additional or newly constructed facilities listed in this contract.

CHAPTER 2   FACILITIES AND SCOPE OF COMMITTED OPERATION AND MANAGEMET CONTRACT

Rule 6: Address of the Club and Hotel: No.8, the Second Avenue, Economic and Technology Development Zone of the People's Republic of China.
            The Club and Hotel Facilities includes 4 blocks of building.
            A block Ground Floor: night club, KTV box, disco dancing hall
                     1st floor: VIP room, conference room, theatre hall
                     2nd floor: Chinese and Japanese restaurants
                     3rd floor: Squash hall, table-tennis rooms, mini-golf practice hall, chess room and snookers hall
                     4th floor: multi-functions rooms
                     5th floor: skating rink
            B block  1st floor: Bowling alley
                     2nd floor: Swimming pool
                     3rd floor: Sauna room, massage rooms, fitness room

            Appendix I Facilities of the Club:

            C block Hotel facilities include 186 rooms and its supporting and auxiliary rooms
            D block  Welfare rooms

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CHAPTER 3   RESPONSIBILITIES AND SCOPE OF THE MANAGEMET COMPANY

Rule 7: The basic principle of the Management Company is to provide all the hotel guests with the international hotel and club services. The Management Company shall follow the regulations and requirements of the Property Owner within 180 days, upon the effective date of this contract, establish the management system and regulations. At the same time, it shall prepare guidance for using the Hotel's facilities and clear management standards for the Hotel's services. Execution of any regulations and management standard shall be made after the approval by the Property Owner. Any significant operating regulations and standards shall become effective within 90 days.

Rule 8: The Management Company shall follow the management standard, shall plan the on-job training, applying and enforcing the regulations in accordance management standards. It shall ensure that all the training is completed. Basically, all staff shall be trained locally. However, with the permission from the Property Owner, part of training courses can take place either in China or an overseas location where necessary.

Rule 9: To establish the Company Image, all the facilities, wares, utensils, equipment, uniform and symbols shall be marked with the logo of the Hotel. The external marketing materials including mass media advertisements may use the name of the Management Company.

Rule 10: The Management Company shall report to the Property Owner on a monthly basis. A quarterly managerial report shall be submitted for 3 months then ended, reporting on matters of administration, personnel affairs, financial management, status of equipment etc. If the economic returns of the Hotel has large discrepancies with the budget, then the Property Owner shall discuss with the Management Company the necessary policies and solutions.

Rule 11: The Management Company shall submit monthly financial statement before the 7th of every month (including the balance sheet, income statement and the cash flow statement) for the verification and examination of the Property Owner. The Management Company shall submit the annual financial statements consisting of a balance sheet and profit and loss statement of the previous fiscal year before the end of the second month in the year of the verification, for the examination and final approval of the Property Owner. The Management Company shall submit the financial budget for the next year for the verification and approval from the Property Owner before December each year. If the Property Owner and the Management Company cannot reach any mutual agreement after the Property Owner has received the budget for four weeks, then the Management Company can use the existing financial budget of the previous year by adding the inflation rate during the negotiating period. The inflation rate is based on the figures announced by the Statistics Council of Tianjin. The Property Owner shall notify the Management Company in writing for any financial queries, verification or auditing of the financial books and records 7 days before any process can be arranged.

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Rule 12:    The Hotel facilities shall be newly acquired or changed with proposals presented by either the Property Owner or the Management Company under the actual operating circumstances. The Management Company shall be responsible to enforce the proposal after the Property Owner makes the decision. The Management Company shall be responsible for protecting the facilities, maintaining their best possible status for usage. The Management Company shall be liable for the Hotel guests' litigation resulting from damage to the facilities, except when the Property Owner does not agree to repair the damaged facilities or when the Management Company is not responsible for the damages to the facilities.

Rule 13: The Management represents the Property Owner with respect to contractual obligations with all third parties on the Hotel's managerial matters, inclusive but not limited to local or overseas suppliers (raw materials, food, drinks, fruits, vegetables, meats, utensils, kitchen wares, tableware, uniforms, fitness equipment, entertainment supplies, electronics equipment, furniture and fixtures, decorative materials), obtaining professional consultation services and advices from the national department and councils.

Rule 14: The Management Company shall enhance its quality of services according to the Hotel guests' opinion(s). The Management Company shall report to the Property Owner on any potential significant compensation(s). Both the Property Owner and the Management Company must ensure that all potential litigations are properly resolved.

CHAPTER 4   COMMITTEMENTS AND GUARANTEES OF THE MANAGEMENT COMPANY

Rule 15: The Management Company shall commit and guarantee that the managerial activities is in compliance with the national laws, statutes and regulations, such as public order and security, fire safety, environmental protection, hygiene and epidemic prevention, labor laws, following the instructions and administration of the national executive department. The Management Company shall ensure its responsibilities and utmost efforts to protect the legal rights of the Property Owner.

Rule 16: The Management Company shall commit and agree to follow the terms and conditions stated in this contract in order to maintain the managerial standards and protect the interests of the Property Owner. If the Management Company causes any significant loss due to its dereliction of duty, resulting in suspension of the Hotel and Club business, it shall be liable to fully compensate the Property Owner.

CHAPTER 5   RIGHTS AND RESPONSIBILITES OF THE PROPERTY OWNER

Rule 17: The Property Owner shall conduct management meetings on a fixed or random basis, to listen, consider and make recommendations based on the business activity reports provided by the Management Company. The routine management meeting shall be held every 4 months on a regular basis. Property Owner shall notify the Management Company 14 days in advance of the regular and any ad-hoc management meetings. It shall provide the Management Company with written records and minutes on the matters resolved.

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Rule 18:    The Property Owner shall be responsible for the setting of the rules of the Club, regulations for all Club members and signing all the legal documents with the Club members. The Management Company shall be responsible for recruiting Club members and helping the Property Owner in handling the proper procedures.

Rule 19: The Property Owner shall have the right to decide the amount of Club membership fee per annum, payment methods and period.

Rule 20: The Management Company shall set all the services charges according to the related national pricing standards. Mutual agreement shall be made for any significant difference in prices.

Rule 21: The Property Owner shall have the right to appoint or remove the top management of the Hotel and the Club. The top management includes but not limited to the General Manager of the Hotel and Club, the Assistant General Manager and the Financial Controller etc.

Rule 22: The Property Owner has the right to approve, verify and examine the financial affairs of the Hotel and Club. It can appoint the Financial Controller of the Hotel and Club who shall be responsible for the verification, examination and approval of all the income and expenses of the Hotel and Club. The Financial Controller has the right to report the financial status of the Hotel and Club independently and directly to the Property Owner.

Rule 23: The Property Owner shall follow the approved financial budget for the year, providing the Management Company with the operating capital for the year (at least two months of working capital). The Property Owner shall deposit the cash for the working capital into the Hotel's bank account with the agreement of the Management Company in order to ensure that terms of this contract shall be enforced effectively.

Rule 24: The Property Owner shall be responsible for all the Hotel's economic liabilities. The Management Company's role is only that of an employee of the Property Owner, managing the Hotel on behalf of the Property Owner. If all the legal business activities and relevant expenses related to management on behalf of the Property Owner, the Management Company is not subjected to any economic or legal liabilities.

Rule 25: The Property Owner shall be responsible for the application of the all approval documents and licenses and the provision of all the documents required by the Hotel (including the Approval Documents for Entertainment Places, Games Centre, Bowling Alley). The Property Owner shall provide these documents within a reasonable time so that the Management Company can enforce its terms stated in this contract. The Property Owner shall also be responsible for registering and obtaining the approval of this contract from the relevant departments.

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CHAPTER 6   RIGHTS AND GUARANTEE TO CLUB MEMBERS

Rule 26: The major source of customers of the Club comes from the local and overseas businessmen and their staff with factories located at the Tianjin Economic Technology Development Zone. However, the Club services will be opened to both the local and overseas guests. Basically, the customers shall be the members of the Club. The Club will also serve non-members on the condition that the non-members shall not enjoy or use certain facilities established for the exclusive use of members. The Club members shall enjoy priority and favoured treatment. The Property Owner has the right to decide the restricted area(s) or management control over the facilities of the Club.

Rule 27: The Club members are not restricted by nationality, race of people, sex, occupation and age. The Property Owner shall establish the methods of recruiting members and regulations for members with the assistance from the Management Company. The Property Owner shall be responsible for recruiting members or appoint the Management Company or other parties to recruit members on its behalf.

Rule 28: The Hotel Guests shall be treated as temporary Club members. Therefore, they can enjoy all the facilities of the Club.


CHAPTER 7   FINANCIAL AND OPERATIONAL MANAGEMENT

Rule 29: The income of the Hotel shall be deposited to its bank account. All the legal expenses shall be paid out of the bank account.

Rule 30: The Management Owner shall sign the payment order for the routine monthly income and expenses within the monthly financial budget approved by the Property Owner of the Club and Hotel. Any unbudgeted expenses shall not exceed than Rmb 10,000. Otherwise, it shall be paid by the Management Company after obtaining approval from the Property Owner. Both parties shall decide on the routine financial management methods for the Club and Hotel. The financial management methods shall be supplemental to this contract. The Management Company shall report any new acquisitions and reconstructions expenses for the Club and Hotel, training course fees incurred overseas for any staff and to obtain approval from the Property Owner.

Rule 31: The Property Owner shall pay the Management Company 3% of the hotel's total revenues as management fees. The total revenue of the Hotel shall include income from other joint venture projects for other departments and management fees of the real estate project. The management fees shall be settled every month after the presentation of the monthly statement.

Rule 32: A 4% of the annual operating profits will be calculated as the incentive bonus for the Management Company. Depreciation of fixed assets, amortization of preliminary expenses, bank loan interests, insurance of fixed assets, profits tax and management fee of the Management Company shall be excluded from operating profits in the calculation of the incentive bonus.

Rule 33: The Property Owner agree to pay incentive commission for recruiting Club member by the Management Company. The Management Company shall receive 10% of the enrolment fees as the incentive commission (excluding temporarily members).

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Rule 34:    The management fee and incentive bonus shall be paid when the
            Management Company has submitted the Hotel's financial statements of the previous month to the Property Owner after the expiration of 7 days.

Rule 35: At the end of every fiscal year, the Management Company shall submit an audited report of the previous fiscal year's financial reports signed by a registered public accountant in China. Any adjustments to the management fees or incentive bonus shall be settled within 21 days.

Rule 36: Apart from the management fees, other operating expenses of the Hotel paid on behalf of the Property Owner shall be submitted together with the monthly financial statements of the Management Company. The Property Owner shall settle these expenses within 7 days after verification.

Rule 37: If the Hotel is unable to settle the management fees on a timely basis, the Management Company has the right to withdraw the management fees owing from the bank account in the following month. This deduction shall not be applicable for the adjustment made to management fees at the end of the financial year.


CHAPTER 8   HUMAN RESOURCES MANAGEMENT

Rule 38: All hotel staff is under the employment of the Property Owner. The Management Company can employ, promote, transfer or dismiss any hotel staff (excluding top managers) on behalf of the Property Owner. The Property Owner shall be responsible for the remuneration, welfares and all other economic and legal liabilities of all the hotel employees. The Management Company has the right to take appropriate action or terminate any employee for poor performance or who have breached the Hotel's staff regulations.

Rule 39: The Management Company shall make recommendations for top managerial staff for the consideration of the Property Owner. The Management Company shall explain for the reasons of dismissing or terminating any top managerial staff in writing. The Property Owner shall have the right to make the final decision.

Rule 40: Existing Staff: The Management Company could before the effective date of this contract, with the permission from the Property Owner, interview and examine all the existing staff, deciding whether to reappoint or dismiss each staff. The Property Owner shall before the effective date of this contract, dismiss all the existing staff who are not reappointed. The Property Owner shall undertake all the responsibilities of the dismissals and paying the relevant expenses. The Management Company shall appoint the existing staff as the new ones on behalf of the Property Owner. The Management shall apply the new staff regulations to the newly appointed staff.

Rule 41: Employing New Staff: After the execution of this contract, the Property Owner shall authorize the Management Company to commence employing staff for the hotel. The Management Company shall interview and examine the candidates on behalf of the Property Owner. The position of General Manager shall obtain prior approval from the Property Owner. With this exception, the Management Company has the authority to issue employment contracts to the appropriate candidates for all other positions. The Management Company cannot issue any appointment letter before the effective date of this contract.

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Rule 42:    Overseas staff: After the execution of this contract, the Property
            Owner shall authorize the Management Company to hire any staff outside China (overseas staff) to assist in the establishment of the management systems. Five overseas staff shall be employed in the initial stage. The number of overseas staff shall reduce subsequently according to the change in managerial needs. The remuneration of the overseas staff shall be paid monthly net of tax paid plus the incentive bonus paid at the end of the year. The Property Owner has the right to approve the remuneration of overseas staff.

CHAPTER 9   RESPONSIBILITIES ON BREACHES AND TERMINATION OF CONTRACT

Rule 43: If any party of this contract is in breach of the rules stated hereby resulting in the non execution of this contract, the party in breach of this contract shall be responsible for the liabilities. If both parties are in breach of this contract, both parties are subject to liabilities according to the actual circumstances.

Rule 44: The Management Company shall ensure that the Club and Hotel's activities are in accordance with the laws, statutes and regulations of the People's Republic of China. The Management Company is liable for the loss to the Property Owner for any suspension resulting from the Club and Hotel's normal business activities.

Rule 45: If the Management Company cannot complete the management plan within 3 years or an operating loss is incurred, (Remarks: definition of operating profits is explained according to the general accounting principles and standards of the Hotel and Foods and Beverages which means, the total operating revenues after deducting the direct raw materials, direct operating taxes, direct staff salaries costs, administrative costs, electricity and fuel expenses, management fees of the Management Company, marketing and advertising costs, repair costs etc but before deducting the profits, depreciation of fixed assets, amortization of preliminary expenses, bank loan interest expenses, reservation fund, corporate development fund, staff incentives and welfare fund etc) both parties have the rights to terminate this contract.

CHAPTER 10  SUPPLEMENTARY RULES

Rule 46: The Management Company shall submit the management proposal and the financial budget of the Club and Hotel within 90 days after this contract become effective. After approval of the Property Owner, the Management Company shall execute the contract. The management and financial budget are included as part of this contract. The management plan and financial budget can be adjusted or amended according.

Rule 47: The Hotel shall take out insurance coverage through the People's Republic of China Insurance Company or any other authorised insurance companies in China. The categories and sums insured shall follow the Insurance Regulations in China. The Property Owner shall be responsible for implementing the insurance policy. The insurance of property and for third party accidents shall be paid directly by the Property Owner and insurance for all other categories shall be paid for through the Hotel's bank account.

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Rule 48:    If either party cannot complete his responsibilities in the contract because of uncontrollable forces, the affected party shall notify the other by telegram or with valid documents, explaining the reasons for the delay in fulfilling all or part of this contract, or delaying the execution of this contract within 15 days. The affected party shall produce a valid document certified by the local department where the uncontrollable forces took place. Both parties shall decide whether or not to terminate or partially waived the responsibilities of this contract in accordance with the consequences suffered by the affected party.

Rule 49: The establishment, effectiveness, definitions, execution and arbitration shall be subjected to the laws of the People's Republic of China.

Rule 50: The Property Owner and Management Company shall through friendly negotiations resolve any disputes arising from the enforcement of this contract or other matters concerning with this contract. If any disputes cannot be settled by negotiations, either party can resolve the dispute through arbitration at the local People's Courts. During the period of arbitration, the parties shall continue their own duties and responsibilities according to the terms stated in this contract without any delay unless their duties cannot be executed.

Rule 51:    This contract is written in Chinese.

Rule 52 This contract shall become effective after its execution by the authorized representatives and stamping of company chop. The validity of this contract is 10 years upon the signing of this contract from 1st January 2001 to 31st December 2010. The terms of this contract may be extended or a further one year before its expiry.

Rule 53 All the supplementary documents of this contract cannot be separated from this contract.

Rule 54 The Property Owner and the Management Company shall notify each other in respect of all the matters relating to their rights and interests in writing. The notification(s) shall state if the party is communicating through other means, such as by telegram or fax. The registered office addresses of the Property Owner and the Management Company shall be regarded the legal correspondence addresses.

A:    Property Owner:
Tianjin Teda International Hotels Development Company Limited

Authorised signature: Chang Zhi Ying

Management Company:
Teda Hotels Management Company Limited

Authorised signature: Godfrey Hui Chin Tong

Date 29th June 2001

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